Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562

PROSPECTUS

This prospectus applies to market-making offers and sales of all outstanding debt securities, capital securities and guarantees issued by Citigroup Inc., its wholly-owned subsidiary trusts or its corporate predecessors under the following Registration Statement numbers: 33-46633, 33-59791, 33-63663, 33-68760, 33-55542, 333-50338, 333-37992, 333-12439, 333-68949, 333-102206, 333-106598, 333-117615, 333-119615, 333-106272, 333-125845-01, 333-157459, 333-173113, 333-135163, 333-172554, 333-122925-01, 333-132370, 333-157368 and 333-172555.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities referenced above or determined if this prospectus or any pricing supplement, prospectus supplement and accompanying prospectus describing the terms of a specific series of securities is truthful or complete. Any representation to the contrary is a criminal offense.

These securities referenced above are not deposits or savings accounts but are unsecured obligations of the applicable issuer. The securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

One or more broker-dealer subsidiaries of Citigroup Inc., including Citigroup Global Markets Inc., expect to offer and sell the outstanding securities referenced above as part of their business, and may act as principal or agent in such transactions. These broker-dealer subsidiaries may use this prospectus in connection with these activities.

January 2, 2013

DESCRIPTION OF THE SECURITIES

The securities referenced on the cover page of this prospectus have been issued and/or guaranteed under one of the Registration Statements listed on the cover of this prospectus. A pricing supplement, if any, product supplement, if any, prospectus supplement and prospectus describing each such security (each, a “disclosure document”) have been filed with the Securities and Exchange Commission and each of these disclosure documents is incorporated by reference herein in its entirety, except for any portion of each disclosure document that incorporates by reference the issuer’s prior and future filings made with the SEC under Section  13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

MARKET-MAKING ACTIVITIES

This prospectus, together with the relevant pricing supplement, if any, product supplement, if any, prospectus supplement and prospectus describing the terms of the specific series of securities being offered and sold, may be used by Citigroup’s broker-dealer subsidiaries in connection with offers and sales of such securities (subject to obtaining any necessary approval of any stock exchange on which such securities are listed for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in these transactions. None of these subsidiaries is obligated to make a market in any of the securities referenced on the cover of this prospectus and any such subsidiary may discontinue any market-making at any time without notice, at its sole discretion.

Each of the broker-dealer subsidiaries of Citigroup is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referenced on the cover page of this prospectus. Accordingly, the participation of any such entity in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121 or will be conducted pursuant to FINRA Rule 2310, as applicable.

USE OF PROCEEDS

Citigroup will not receive any of the proceeds from the sale of the securities referenced on the cover page of this prospectus. All secondary market offers and sales made pursuant to this prospectus and the pricing supplement, if any, product supplement, if any, prospectus supplement and prospectus describing the terms of the specific series of securities being offered and sold will be for the accounts of the broker-dealer subsidiaries of Citigroup in connection with market-making transactions.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, Citigroup filed a registration statement relating to the market-making activities of its subsidiaries in the securities referenced on the cover of this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 24, 2012;

•	Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2012, filed on May 4, 2011, June 30, 2012, filed on August 3, 2012, and September 30, 2012, filed on November 6, 2012;

•

Current Reports on Form 8-K filed on January 10, 2012, January 17, 2012 (to the extent filed with the SEC), January 26, 2012 , February 3, 2012, February 10, 2012, February 29, 2012, March 2, 2012, March 6, 2012, March 23, 2012, April 16, 2012 (to the extent filed with the SEC), April 20, 2012, April 26, 2012, May 25, 2012, June 29, 2012, July 9, 2012, July 16, 2012 (to the extent filed with the SEC), July 19, 2012, August 1, 2012, August 7, 2012, September 11, 2012, September 13, 2012, September 27, 2012, October 15, 2012 (to the extent filed with the SEC), October 16, 2012, October 29, 2012, November 9, 2012, November 23, 2012, November 26, 2012, December 4, 2012, December 5, 2012, December 13, 2012 and December 21, 2012.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents filed by Citigroup specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services

540 Crosspoint Parkway

Getzville, NY 14068

(716) 730-8055 (tel.)

(877) 936-2737 (toll free)

Citigroup is responsible for the information provided in this prospectus and the pricing supplement, if any, product supplement, if any, prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold in the secondary market. Citigroup has not authorized anyone to provide you with any other information, and Citigroup takes no responsibility for any other information that others may provide you. You should not assume that the information in this prospectus, the pricing supplement, the prospectus supplement and prospectus or contained in or incorporated by reference is accurate as of any date other than the date of the applicable document. Neither Citigroup nor any broker-dealer subsidiary of Citigroup is making an offer of any of the securities referenced on the cover of this prospectus in any jurisdiction where the offer is not permitted.

FORWARD-LOOKING STATEMENTS

Certain statements in the information incorporated by reference in this prospectus are forward-looking statements within the meaning of the rules and regulations of the SEC. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements and risk factors, if any, included in the pricing supplement, if any, product supplement, if any, prospectus supplement and prospectus. describing the terms of the specific series of securities being offered and sold, and the factors listed under and described in “Risk Factors” in Citigroup’s most recent Annual Report on Form 10-K.